Exhibit 99.1
Contacts:
Richard Szymanski
Morgans Hotel Group
212.277.4188
Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449
MORGANS HOTEL GROUP REPORTS SECOND QUARTER 2008 RESULTS
- RevPAR Growth in Excess of U.S. Average -
- Significant Margin Improvement -
- 2008 EBITDA Outlook Reaffirmed -
NEW YORK, NY — August 6, 2008 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the second quarter ended June 30, 2008.
Highlights
•	Revenue per available room (“RevPAR”) for Owned Comparable Hotels[1] increased by 4.4% over the comparable period in 2007, well in excess of the domestic industry average growth for the quarter of 1.2%.

•	RevPAR for System-Wide Comparable Hotels[2] increased by 2.8% (3.0% in constant dollars) over the comparable period in 2007.

•	EBITDA margins at System-Wide Comparable Hotels increased by 200 basis points over the comparable period in 2007. MHG achieved a 1% reduction in operating expenses due to the implementation of contingency plans put into effect in the first quarter of 2008 in anticipation of an economic slowdown.

•	Adjusted EBITDA[3] at System-Wide Comparable Hotels increased by 14% over the comparable period in 2007, a growth rate of 5.0 times the related RevPAR growth rate.

1 “Owned Comparable Hotels” includes all wholly owned hotels operated by MHG except for hotels under renovation during the period or the relevant comparison period for the prior year and development projects. Owned Comparable Hotels for the second quarter of 2008 excludes Mondrian LA and Morgans, which were under renovation in the second quarter of 2008, and Royalton, which was under renovation in the second quarter of 2007.
2 “System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels under renovation during the period or the relevant comparison period for the prior year and development projects. System-Wide Comparable Hotels for the second quarter of 2008 excludes Mondrian LA and Morgans, which were under renovation in the second quarter of 2008 and Royalton, which was under renovation in the second quarter of 2007, and the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which was added in February 2007 and under renovation/expansion in 2008.
3 Adjusted earnings before interest, taxes, depreciation and amortization, as further described below.

•	Room revenues from international guests at System-Wide Comparable Hotels in the U.S. increased to 35.6% of room revenues as compared to 28.3% in the comparable period in 2007.

•	MHG authorized a $30 million stock repurchase program on July 1, 2008, and has repurchased 1.1 million shares of Company stock for $12.2 million to date under the program.

•	MHG’s liquidity, as measured by cash and cash equivalents and availability under its revolving credit facility, was approximately $206 million at June 30, 2008.

•	The renovations at Mondrian LA and Morgans will be completed in September and MHG is unveiling the redesigned properties on September 4 and September 10, respectively.

•	Mondrian South Beach is currently on schedule to open prior to the Art Basel festival on December 4, in time for the 2008/2009 winter season.

•	The construction of Mondrian SoHo and Ames Boston and the expansion of Hard Rock are all currently on schedule to open in the latter half of 2009.
“Our unique focus on key gateway markets and irreplaceable locations within those markets helped us drive RevPAR growth in excess of U.S. industry averages,” said Fred Kleisner, President and Chief Executive Officer of MHG. “We saw RevPAR at Owned Comparable Hotels increase 4.4% over the comparable period last year, driven primarily by room revenue from international business and leisure travel, which rose by 26%. We proactively managed our expenses and improved operating margins at System-Wide Comparable Hotels by 200 basis points, and we’ve achieved these savings without sacrificing quality. We’ve maintained our market share in our competitive sets and registered increases in guest engagement scores. We will continue to carefully examine our costs while maintaining our high quality service.
“In addition, we are actively transforming our projects currently under construction into EBITDA-producing assets. The newly renovated Mondrian LA and Morgans are both scheduled to re-launch in early September 2008, which will complete all major renovations at our owned hotels. Our Mondrian South Beach project is scheduled to open in time for the Art Basel festival on December 4, and Mondrian SoHo, Ames Boston and the expansion at Hard Rock are all underway and expected to contribute to our EBITDA in 2009. With great hotels in some of the top performing markets, careful attention to costs and financial flexibility, we believe we are well positioned in this economic cycle.”
Second Quarter Operating Results
RevPAR for MHG’s System-Wide Comparable Hotels was $274.79, an increase of 2.8% (3.0% in constant dollars) for the second quarter of 2008 over the comparable period in 2007. RevPAR at Owned Comparable Hotels increased by 4.4% to $255.43.
EBITDA margins at System-Wide Comparable Hotels improved by 200 basis points as compared to the comparable period in 2007. MHG achieved this increase through a 1% reduction in comparable operating costs at these hotels due to the implementation of cost saving initiatives related to labor, marketing and other hotel level expenses.

Adjusted EBITDA from System-Wide Comparable Hotels increased by 14% from the comparable period in 2007 as a result of cost saving initiatives. Due to an estimated $4.0 million of EBITDA displacement at Mondrian LA, Morgans and Hard Rock, which were under renovation and classified as non-comparable hotels in the second quarter of 2008, Adjusted EBITDA decreased by 9.6% to $27.8 million.
During the quarter, MHG’s percentage ownership interest at Hard Rock, based on cash contributions, was reduced from 33% to 27.4%, resulting in a weighted average of 29.8% for the quarter and a lower proportionate share of both Adjusted Debt and Adjusted EBITDA. Had the ownership percentage remained at 33.3%, Adjusted EBITDA for the second quarter of 2008 would have been approximately $500,000 higher than reported.
MHG’s concentration in key international gateway cities such as New York, Miami and San Francisco drove RevPAR growth in excess of the U.S. industry average growth for the quarter. An increase in business from international guests offset declines in domestic travel. For the second quarter of 2008, international visitors represented 35.6% of room revenues at System-Wide Comparable Hotels in the U.S. as compared to 28.3% in comparable period in 2007.
MHG recorded a net loss of $0.7 million for the second quarter of 2008, compared to net income of $0.8 million in the comparable period in 2007, primarily due to non-cash stock compensation expense, depreciation and amortization.
Balance Sheet and Financing
As of June 30, 2008, consolidated debt was $729.8 million including $80.8 million of lease obligations related to Clift. MHG’s cash and cash equivalents balance at June 30, 2008 was $72.9 million. As of June 30, 2008, there were no borrowings outstanding under MHG’s revolving credit facility, which is secured by three owned hotels — Delano, Royalton and Morgans. All of MHG’s long-term debt at June 30, 2008 was at fixed rates, either directly or as a result of hedging arrangements.
As of June 30, 2008, MHG’s liquidity, measured by cash and cash equivalents and availability under its revolving credit facility, was $206 million. MHG believes that its joint venture with Boyd Gaming will be unable to secure financing at favorable rates and conditions by the September 15, 2008 deadline. As a result, MHG also expects to receive a return of its $30 million deposit related to the Echelon Project during the third quarter of 2008 and expects to be released from an incremental $45 million of future funding obligations. As of June 30, 2008, MHG estimates that its total future obligations in 2008 and 2009 for development projects currently consist of approximately $25 million for hotel renovation and expansion projects, and $20 to $30 million for joint venture projects.
On July 1, 2008, MHG’s Board of Directors approved a $30 million stock repurchase plan. To date, MHG has repurchased 1.1 million shares of its common stock at an average price of $11.05 for a total of $12.2 million. As of August 5, 2008, there were approximately 31.1 million shares of MHG outstanding and approximately 1.0 million operating company units outstanding, which may be redeemed for common stock.

Development Activity
The following outlines MHG’s development and renovation projects currently under construction and the expected completion dates of the projects.

	2008	2009
Mondrian Los Angeles Renovations	x
Morgans Renovations	x
Mondrian South Beach	x
Hard Rock Expansion		x
Mondrian SoHo		x
Ames Boston		x
MHG is also in the process of converting the first phase of approximately 20 single room occupancy (“SRO”) units at Hudson into additional hotel rooms which it expects to complete in the first half of 2009. MHG intends to pursue the conversion of the remaining 80 SRO units into hotel rooms over the next several years.

Echelon Project
As MHG previously announced on July 1, 2008, the deadline to obtain construction financing for the Echelon Project with Boyd Gaming was extended to September 15, 2008. Given Boyd’s announcement that it was delaying the entire project and the difficulties in the credit markets, MHG believes that the joint venture will be unable to secure financing at favorable rates and conditions by September 15, 2008. MHG does not intend to further extend the joint venture agreement on its current terms but expects to evaluate future proposals relating to the project with Boyd. (see balance sheet and financing section)
Other Development Activity
The following projects are in various stages of design and assessment.
The Gale (expansion of Delano in South Beach)
Hudson unused space — Rooms & Banquets
Mondrian Chicago
Mondrian Palm Springs
Given the current state of the credit markets, obtaining adequate project financing may be challenging for some of MHG’s projects, which could result in changes in the scope of projects, delays or cancellations.
2008 Outlook
MHG is reaffirming its Adjusted EBITDA outlook for 2008. The Adjusted EBITDA outlook remains unchanged except for an adjustment to reflect an expected 20% ownership interest in the Hard Rock joint venture for the remainder of the year (original guidance of $110 to $115 million assumed a 33.3% interest) resulting in a lower proportionate share of debt and Adjusted EBITDA.

System-Wide Comparable Hotel RevPAR Growth:	3% to 5%
Adjusted EBITDA:	$106 million to $111 million
The above amounts anticipate approximately $12.0 to $15.0 million in EBITDA displacement due to the renovations at Mondrian LA, Morgans and Hard Rock. Due to these renovations, MHG believes that the 2008 Adjusted EBITDA level is not indicative of the normalized “run rate” Adjusted EBITDA of the portfolio. With the completion of the Mondrian LA and Morgans renovations, expected in September 2008, EBITDA displacement is expected to decrease beginning in the fourth quarter of 2008.
Including amounts spent to date, MHG expects to spend a total of approximately $25.0 to $35.0 million to fund investments in unconsolidated joint ventures and approximately $45.0 to $50.0 million on renovations of existing hotels and expansion opportunities at owned assets, based on current estimates. MHG plans to fund the remainder of these expenditures from its existing cash and cash equivalents.
The outlook is based upon MHG’s expectations for the U.S. economy, hotel supply growth and demand levels in the luxury lodging sector and, in particular, in MHG’s markets. While trends in most of MHG’s markets remain positive, the uncertainty in the U.S. economy and the transient nature of MHG’s business make it difficult to forecast 2008 results with a high degree of accuracy. In addition, MHG is undertaking a number of renovation construction projects which may not be completed in the projected timeframe or may result in higher revenue displacement than currently estimated by MHG.

Conference Call
MHG will host a conference call to discuss the second quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.
The call can also be accessed live over the phone by dialing 800-683-1525 or 973-872-3197 for international callers; the password is 56731870. A replay of the call will be available two hours after the call and can be accessed by dialing 800-642-1687 or 706-645-9291 for international callers; the password is 56731870. The replay will be available from August 6, 2008 through August 13, 2008.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. MHG and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion, including projects in Miami Beach, Florida; Chicago, Illinois; SoHo, New York; Las Vegas, Nevada; Palm Springs, California; and Boston, Massachusetts. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; risks associated with the acquisition, development and integration of properties; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; the impact of any material litigation; the loss of key members of our senior management; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in MHG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed by MHG with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and MHG assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statement	Three Months		Six Months
(In Thousands, except per share amounts)	Ended Jun. 30,		Ended Jun. 30,
	2008	2007	2008	2007

Revenues:
Rooms	$46,866	$47,265	$93,021	$92,528
Food & beverage	26,553	26,793	53,123	52,350
Other hotel	3,350	3,597	6,823	7,243

Total hotel revenues	76,769	77,655	152,967	152,121
Management fees	4,552	5,015	9,088	8,971

Total revenues	81,321	82,670	162,055	161,092

Operating costs and expenses:
Rooms	11,896	12,356	25,065	24,983
Food & beverage	18,355	17,250	37,722	34,792
Other departmental	1,924	1,943	4,009	3,970
Hotel, selling, general and administrative	14,600	14,745	30,372	30,103
Property taxes, insurance and other	3,728	4,259	7,782	9,956

Total hotel operating expenses	50,503	50,553	104,950	103,804
Corporate expenses:
Stock based compensation	4,414	3,079	7,349	5,401
Other	7,895	6,481	15,297	13,214
Depreciation and amortization	6,018	4,877	12,109	9,684

Total operating costs and expenses	68,830	64,990	139,705	132,103
Operating income	12,491	17,680	22,350	28,989

Interest expense, net	10,326	11,215	20,831	21,814
Equity in loss of unconsolidated joint ventures	864	2,282	8,909	6,936
Minority interest in joint ventures	1,208	1,020	2,599	2,122
Other non-operating loss (income)	1,406	1,606	2,468	(4,117)

Pre tax (loss) income	(1,313)	1,557	(12,457)	2,234
Income taxes (benefit) expense	(572)	689	(4,512)	917

Net (loss) income before minority interest	(741)	868	(7,945)	1,317

Minority interest	(11)	27	(236)	40

Net (loss) income	$(730)	$841	$(7,709)	$1,277

Weighted average shares outstanding — diluted	32,191	32,689	32,276	32,956

(Loss) income per share	$(0.02)	$0.03	$(0.24)	$0.04

Hotel Operating Statistics	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Six Months			Six Months
	Ended Jun. 30,		%	Ended Jun. 30,		%	Ended Jun. 30,		%	Ended Jun. 30,		%
	2008	2007	Change	2008	2007	Change	2008	2007	Change	2008	2007	Change

Hudson
Occupancy	92.4%	92.7%	-0.3%				88.9%	90.0%	-1.2%
ADR	$299.00	$287.69	3.9%				$274.08	$258.96	5.8%
RevPAR	$276.28	$266.54	3.7%				$243.66	$233.06	4.5%

Delano
Occupancy	84.7%	79.4%	6.7%				85.7%	81.9%	4.6%
ADR	$502.71	$492.51	2.1%				$594.32	$601.53	-1.2%
RevPAR	$425.80	$391.05	8.9%				$509.33	$492.65	3.4%

Clift
Occupancy	77.0%	74.5%	3.4%				73.4%	69.3%	5.9%
ADR	$258.42	$251.01	3.0%				$262.47	$255.22	2.8%
RevPAR	$198.98	$187.00	6.4%				$192.65	$176.87	8.9%

Mondrian Scottsdale
Occupancy	61.0%	60.9%	0.2%				61.1%	62.7%	-2.6%
ADR	$168.89	$189.71	-11.0%				$226.26	$218.06	3.8%
RevPAR	$103.02	$115.53	-10.8%				$138.24	$136.72	1.1%

Total Owned — Comparable
Occupancy	83.9%	82.8%	1.3%				81.4%	80.8%	0.7%
ADR	$304.44	$295.61	3.0%				$309.19	$297.78	3.8%
RevPAR	$255.43	$244.77	4.4%				$251.68	$240.61	4.6%

St Martins Lane
Occupancy	76.8%	76.8%	0.0%	76.8%	76.8%	0.0%	77.2%	76.9%	0.4%	77.2%	76.9%	0.4%
ADR	$466.77	$459.91	1.5%	$467.48	$457.19	2.3%	$445.98	$442.44	0.8%	$445.98	$443.63	0.5%
RevPAR	$358.48	$353.21	1.5%	$359.02	$351.12	2.3%	$344.30	$340.24	1.2%	$344.30	$341.15	0.9%

Sanderson
Occupancy	78.4%	76.6%	2.3%	78.4%	76.6%	2.3%	75.5%	75.3%	0.3%	75.5%	75.3%	0.3%
ADR	$520.96	$538.32	-3.2%	$521.74	$535.61	-2.6%	$508.88	$513.03	-0.8%	$508.88	$514.41	-1.1%
RevPAR	$408.43	$412.35	-1.0%	$409.04	$410.28	-0.3%	$384.20	$386.31	-0.5%	$384.20	$387.35	-0.8%

Shore Club
Occupancy	66.5%	64.9%	2.5%				69.0%	68.8%	0.3%
ADR	$377.70	$389.12	-2.9%				$438.57	$474.47	-7.6%
RevPAR	$251.17	$252.54	-0.5%				$302.61	$326.44	-7.3%

System-wide — Comparable
Occupancy	80.5%	79.4%	1.4%	80.5%	79.4%	1.4%	78.9%	78.4%	0.6%	78.9%	78.4%	0.6%
ADR	$341.35	$336.65	1.4%	$341.47	$336.27	1.5%	$350.16	$346.40	1.1%	$350.16	$346.60	1.0%
RevPAR	$274.79	$267.30	2.8%	$274.88	$267.00	3.0%	$276.28	$271.58	1.7%	$276.28	$271.73	1.7%

Morgans
Occupancy	73.5%	88.0%	-16.5%				77.5%	86.3%	-10.2%
ADR	$351.46	$329.84	6.6%				$325.77	$304.43	7.0%
RevPAR	$258.32	$290.26	-11.0%				$252.47	$262.72	-3.9%

Royalton
Occupancy	88.9%	85.1%	4.5%				84.9%	86.9%	-2.3%
ADR	$404.02	$360.25	12.1%				$386.86	$328.92	17.6%
RevPAR	$359.17	$306.57	17.2%				$328.44	$285.83	14.9%

Mondrian LA
Occupancy	45.8%	87.8%	-47.8%				49.3%	84.9%	-41.9%
ADR	$359.23	$314.32	14.3%				$351.90	$319.79	10.0%
RevPAR	$164.53	$275.97	-40.4%				$173.49	$271.50	-36.1%

Hard Rock (1) (2)
Occupancy	94.3%	94.4%	-0.1%				94.2%	91.2%	3.3%
ADR	$217.34	$229.89	-5.5%				$200.94	$220.69	-8.9%
RevPAR	$204.95	$217.02	-5.6%				$189.29	$201.27	-6.0%
(1)	For comparison purposes, includes January 2007 when MHG did not operate the hotel.

(2)	As is customary for companies in the gaming industry, Hard Rock presents average occupancy rate and average daily rate including rooms provided on a complimentary basis. Like most operators of hotels in the non-gaming lodging industry, MHG does not follow this practice at its other hotels, where average occupancy rate and average daily rate are presented net of rooms provided on a complimentary basis.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest. It also excludes stock-based compensation expense.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
Adjusted Debt
We disclose Adjusted Debt because we believe it provides a more meaningful comparison to our Adjusted EBITDA and is a useful tool to assess the value of MHG. Adjusted Debt is defined as long-term debt and capital lease obligations under U.S. GAAP less the lease obligation related to Clift.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation
(In Thousands)	Three Months		Six Months
	Ended Jun. 30,		Ended Jun. 30,
	2008	2007	2008	2007
Net (loss) income	$(730)	$841	$(7,709)	$1,277
Interest expense, net	10,326	11,215	20,831	21,814
Income tax (benefit) expense	(572)	689	(4,512)	917
Depreciation and amortization expense	6,018	4,877	12,109	9,684
Proportionate share of interest expense from unconsolidated joint ventures	3,825	6,802	12,313	13,310
Proportionate share of depreciation expense from unconsolidated joint ventures	3,188	2,182	6,133	4,307
Proportionate share of depreciation expense of consolidated joint ventures	(86)	(114)	(185)	(216)
Minority interest	(11)	26	(236)	40

EBITDA	21,958	26,518	38,744	51,133

Add: Other non operating expense (income)	1,406	1,606	2,468	(4,117)
Add: Other non operating expense from unconsolidated joint ventures	1,900	1,177	4,233	2,430
Less: Clift	(1,922)	(1,684)	(3,454)	(2,888)
Add: Stock based compensation	4,414	3,079	7,349	5,401

Adjusted EBITDA	$27,756	$30,696	$49,340	$51,959

Room Revenue Analysis	Three Months			Six Months
(In Thousands, except percentages)	Ended Jun. 30,		%	Ended Jun. 30,		%
	2008	2007	Change	2008	2007	Change

Hudson	$20,287	$19,540	4%	$35,697	$33,957	5%
Delano	7,516	6,942	8%	17,985	17,396	3%
Clift	6,574	6,178	6%	12,736	11,621	10%
Mondrian Scottsdale	1,817	2,040	-11%	4,877	4,799	2%

Total Owned — Comparable	36,194	34,700	4%	71,295	67,773	5%

Morgans	1,635	2,986	-45%	4,192	5,373	-22%
Royalton	5,490	3,625	51%	10,045	7,733	30%
Mondrian LA	3,547	5,953	-40%	7,489	11,649	-36%

Total Owned	$46,866	$47,264	-1%	$93,021	$92,528	1%

Hotel Revenue Analysis	Three Months			Six Months
(In Thousands, except percentages)	Ended Jun. 30,		%	Ended Jun. 30,		%
	2008	2007	Change	2008	2007	Change

Hudson	$26,433	$26,348	0%	$46,774	$45,462	3%
Delano	16,074	13,850	16%	36,073	32,803	10%
Clift	10,702	10,050	6%	21,056	19,949	6%
Mondrian Scottsdale	4,015	4,500	-11%	9,564	9,175	4%

Total Owned — Comparable	57,224	54,748	5%	113,467	107,389	6%

Morgans	4,249	5,977	-29%	9,630	11,155	-14%
Royalton	7,228	4,654	55%	13,733	10,286	34%
Mondrian LA	8,069	12,277	-34%	16,138	23,291	-31%

Total Owned	$76,770	$77,656	-1%	$152,968	$152,121	1%

Hotel EBITDA Analysis	Three Months			Six Months
(In Thousands, except percentages)	Ended Jun. 30,		%	Ended Jun. 30,		%
	2008	2007	Change	2008	2007	Change
Hudson	$12,573	$11,738	7%	$18,339	$17,395	5%
Delano	5,799	4,647	25%	14,276	12,768	12%
Clift	1,922	1,684	14%	3,454	2,888	20%
Mondrian Scottsdale	262	332	-21%	1,525	(155)

Owned Comparable Hotels	20,556	18,401	12%	37,594	32,896	14%

St Martins Lane	2,144	1,962	9%	4,126	3,974	4%
Sanderson	1,397	878	59%	2,397	1,748	37%
Shore Club	236	150	57%	603	553	9%

Joint Venture Comparable Hotels	3,777	2,990	26%	7,126	6,275	14%

Total Comparable Hotels	24,333	21,391	14%	44,720	39,171	14%

Morgans	861	1,584	-46%	1,726	2,365	-27%
Royalton	1,970	1,547	27%	2,850	2,582	10%
Mondrian LA	1,920	4,938	-61%	3,737	8,637	-57%
Hard Rock — Joint Venture	3,927	4,886	-20%	5,958	6,835	-13%

Total Hotels	$33,011	$34,346	-4%	$58,991	$59,590	-1%

Balance Sheet
(In Thousands)

	Jun. 30,	Dec. 31,
	2008	2007

Cash	$72,919	$122,712
Restricted cash	23,166	28,604
Property and equipment	557,069	535,609
Goodwill	73,698	73,698
Accounts receivable	15,057	13,755
Prepaid expenses and other assets	11,235	11,369
Investments in joint ventures	116,738	110,208
Other assets	51,391	47,168

Total assets	921,273	943,123

Long-term debt	648,931	649,107
Capital lease obligations — Clift	80,835	80,092
Accounts payable and accrued expenses	32,047	36,126
Other liabilities	27,899	27,979

Deferred income taxes
Total liabilities	789,712	793,304
Minority interests	19,137	19,833
Stockholders’ equity	112,424	129,986

Total liabilities and equity	$921,273	$943,123

Adjusted Debt
(In Thousands)
A reconciliation of long-term debt and capital lease obligations, the most directly comparable U.S. GAAP measure, to Adjusted Debt is indicated as follows:
Adjusted Debt
(In Thousands)

Jun. 30,
2008
Adjusted Debt — Consolidated
Long term debt and capital lease obligations	$729,766
Less: Clift Capitalized Lease	(80,835)

Adjusted Debt — Consolidated	648,931
Other Data
(In Thousands)

Proportionate Share of Debt — Joint Ventures
London	$103,723
Shore Club	8,525
Mondrian South Beach	59,121
Hard Rock	238,646	Proportionate share has been reduced to 27.4% from 33.3%
Mondrian SoHo	18,518

Proportionate share of debt — joint ventures	428,533

Investments in Non-EBITDA Producing Assets (1)

The Gale	$18,757
Mondrian South Beach — represents equity investment of $23.0 million and proportionate share of debt of $59.1 million	82,081
Hard Rock — proportionate share of excess land, intellectual
property rights and expansion costs	114,951
Deposit of $30 million and initial investment in Echelon	45,422
Mondrian SoHo — equity investment of $4.8 million and proportionate share of debt of $18.5 million	23,316
Ames Boston — equity investment	5,579
Mondrian Chicago — equity investment	2,292
Other deposits	868

Investments in Non-EBITDA Producing Assets	$293,266
(1)	The equity investments listed in the table represent the cash invested in the joint ventures. The following is the balance for U.S. GAAP reporting purposes shown in the financial statements, which includes equity in income or losses of unconsolidated joint ventures :

Amount
Mondrian South Beach	16,447
Hard Rock	26,582
Echelon	44,061
Mondrian SoHo	5,051
Ames Boston	5,634
Mondrian Chicago	2,471